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                                                                   EXHIBIT 10.32


                    TRENWICK AMERICA REINSURANCE CORPORATION


                        FIRST LAYER PROPERTY CATASTROPHE
                          EXCESS OF LOSS RETROCESSION
                              AGREEMENT AR 1570-96
                             (1996 AGREEMENT YEAR)


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                 FIRST LAYER PROPERTY CATASTROPHE EXCESS OF LOSS
                             RETROCESSION AGREEMENT

                                         ARTICLE             PAGE
                                         -------             ----

COVERAGE                                       I                2
TERM                                          II                3
EXTENDED TERMINATION                         III                3
TERRITORY                                     IV                4
EXCLUSIONS                                     V                4
DEFINITIONS                                   VI                7
RETENTION AND LIMIT                          VII                8
REINSTATEMENT                               VIII                8
NET RETAINED LIABILITY                        IX                9
RATE AND PREMIUM                               X                9
EXTRA CONTRACTUAL OBLIGATIONS AND
  EXCESS LIMITS LIABILITY                     XI               10
REPORTS AND REMITTANCES                      XII               11
RESERVES AND LETTERS OF CREDIT              XIII               12
LOSS NOTICES AND SETTLEMENTS                 XIV               14
OFFSET                                        XV               15
SALVAGE AND SUBROGATION                      XVI               15
WARRANTY                                    XVII               16
DELAYS, ERRORS, OR OMISSIONS               XVIII               16
AMENDMENTS                                   XIX               17
ACCESS TO RECORDS                             XX               17
INSOLVENCY                                   XXI               17
ARBITRATION                                XXIII               19
TAXES                                      XXIII               20
FEDERAL EXCISE TAX                          XXIV               20
CURRENCY                                     XXV               21
SERVICE OF SUIT                             XXVI               21
INTERMEDIARY                               XXVII               23


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                 FIRST LAYER PROPERTY CATASTROPHE EXCESS OF LOSS
                             RETROCESSION AGREEMENT

         THIS AGREEMENT is made and entered into by and between TRENWICK
AMERICA REINSURANCE CORPORATION, a Connecticut corporation (hereinafter called the "Retrocedent") of the one part, and the various Retrocessionaires as identified by the Interests and Liabilities Agreements attaching to and forming part of this Agreement (hereinafter called the "Retrocessionaires") of the other part.

         WITNESSETH:

         That in consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinbelow set forth, the parties hereto agree as follows:

                                    ARTICLE I

COVERAGE

         The Retrocessionaires will indemnify the Retrocedent, subject to the limits set forth in the Retention and Limit Article for any loss or losses occurring during the term of this Agreement under all original contracts underwritten by the Retrocedent and classified by the Retrocedent as:

         PROPERTY REINSURANCE BUSINESS ASSUMED, INCLUDING THE PROPERTY PORTIONS OF MULTI-LINE BUSINESS AND WORKERS COMPENSATION AND/OR EMPLOYERS LIABILITY LOSSES ARISING FROM ONE OR MORE OF THE FOLLOWING PERILS:
         FIRE, LIGHTNING, EXPLOSION, STRUCTURAL COLLAPSE, WINDSTORM, HAIL, FLOOD, SEISMIC ACTIVITY, VOLCANIC ERUPTION, COLLISION, RIOTS AND STRIKES, CIVIL COMMOTION, OR MALICIOUS MISCHIEF, AND ANY PHYSICAL DAMAGE AND/OR CONSEQUENTIAL LOSS COVERAGE CONTINGENT THEREON EFFECTED BY AN INSURED ON BEHALF OF ANOTHER PARTY.



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         All reinsurance for which the Retrocessionaires will be obligated by virtue of this Agreement will be subject to the same terms, conditions, interpretations, waivers, modifications, and alterations as the respective original contracts of the Retrocedent to which this Agreement applies. Nothing herein will in any manner create any obligations or establish any rights against the Retrocessionaires in favor of any third parties or any persons not parties to this Agreement except as provided in the Insolvency Article.

                                   ARTICLE II

TERM

         This Agreement will apply to all losses occurring during the 12-month term incepting at 12:01 a.m. Eastern Standard Time on January 1, 1996.

         Notwithstanding the expiration of this Agreement as hereinabove provided, its provisions will continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder will be fully performed and discharged.

                                  ARTICLE III

EXTENDED TERMINATION

         Should this Agreement expire while a loss occurrence covered hereunder is in progress, subject to the other conditions of this Agreement, the Retrocessionaires will indemnify the Retrocedent as if the entire loss occurrence had arisen during the term of this Agreement, and provided that no part of said loss occurrence is claimed against any renewal of this Agreement.


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                                   ARTICLE IV

TERRITORY

         The territorial limits of this Agreement will include the United States of America, the District of Columbia, Canada, and incidental locations elsewhere.

                                    ARTICLE V

EXCLUSIONS

         No reinsurance indemnity will be afforded under this Agreement for:

         A. Loss or damage directly caused by war and/or civil war, but this exclusion will not apply to business written in accordance with the Market War and/or Civil War Exclusion Agreement.

         B. Any loss or liability accruing to the Retrocedent directly or indirectly and whether as insurer or reinsurer from any pool of insurers or reinsurers formed for the purposes of covering Atomic or Nuclear Energy Risks.

         C.     Nuclear risks as defined in the following:

                1. Nuclear Incident Exclusion Clause -- Physical Damage -Reinsurance (U.S.A.) attached to this Agreement, or as may be revised hereafter by the Lloyd's Underwriters' Non-Marine Association.

                2. Nuclear Incident Exclusion Clause -- Physical Damage -Reinsurance (Canada) attached to this Agreement, or as may be revised hereafter by the Lloyd's Underwriters' Non-Marine Association.

                3.      Nuclear Energy Risks Exclusion Clause (Reinsurance)
                        (1994) (Worldwide Excluding U.S.A. & Canada) attached to this Agreement, or as may be revised hereafter by the Lloyd's Underwriters' Non-Marine Association.


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                4.      Nuclear Incident Exclusion Clauses -- Physical Damage
                        and Liability (Boiler and Machinery Policies) -- Reinsurance (U.S.A. and Canada) attached to this Agreement, or as may be revised hereafter by the Lloyd's Underwriters' Non-Marine Association.

         D.     Financial Guarantee, Insolvency, or Credit Business.

         E.     Fidelity and Surety.

         F.     Reinsurance of Coastal Pools when written as such.

         G.     Life business, other than Accidental Death and Dismemberment.

         H.     Aviation, Aerospace, and Satellite business.

         I.     Casualty business, except as set forth in the Coverage Article.

         J.     Hail damage to growing or standing crops.

         K.     Banking or Funding Plans.

         L. Target Risks as excluded in the Retrocedent's original contracts or the original policies of the Retrocedent's reinsureds.

         M. Loss or liability excluded by the Insolvency Funds Exclusion Clause attached to this Agreement.

         N. Reinsurance assumed on an excess of loss and/or pro rata reinsurance basis issued in the name of and for the account of a Lloyd's Syndicate or of an insurance or reinsurance company, whether such liability is accepted either directly or under any form of reinsurance from other insurers and/or reinsurers, and all such liability is excluded from the protection of this Reinsurance and cannot be taken into account in arriving at the amount in the excess of which this Reinsurance attaches or the ultimate net loss sustained by the Retrocedent.

         O. All losses sustained by the Retrocedent howsoever and wheresoever arising including all Business Interruption, Consequential Loss and/or other contingent losses proximately caused by a peril insured in respect of the Retrocedent's exposures from:

                1. All marine business when written as such; however, not to exclude such exposures if they emanate from a multi-line insurance contract and/or policy.


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                2.      All Offshore exposures arising from business of any
                        description connected with the oil and/or gas and/or sulphur and/or uranium exploration and production industries in all their phases and including all associated support and/or service industries.

                        "Offshore" will be defined as:

                        (a) That area encompassing locations covered by oceans or seas in which the water ebbs and flows and/or

                        (b) Other navigable waters or waterways which will mean any water which is in fact navigable by ships or vessels, whether or not the tide ebbs and flows there, and whether or not there is a public right of navigation on that water.

         P. Losses in respect of overhead transmission and distribution lines and their supporting structures other than those on or within 500 feet of the insured premises; however, public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not subject to this exclusion, provided that these are not part of a transmitter's or distributor's policy.

         Q.       Auto Collision.

         The exclusions set forth above will not apply where the Retrocedent is obliged to provide coverage by reason of membership in any state plan, pool, facility, joint underwriting association or similar involuntary participation.

         The Retrocedent may submit to the Retrocessionaires, for special acceptance hereunder, business not covered by this Agreement. If said business is accepted by the Retrocessionaires, it will be subject to the terms of this Agreement, except as such terms are modified by such acceptance.


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                                   ARTICLE VI
DEFINITIONS

         The following words and phrases used in this Agreement will have the indicated meanings:

         A. "Original contracts" as used in this Agreement will mean any and all policies, binders, certificates, acceptances, contracts, or agreements of reinsurance, whether written or oral.

         B. "Net written premium" as used in this Agreement will mean 100% of the gross written premium on property business and 5% of the gross written premium on Workers Compensation and Employers Liability business both the subject of and accounted for during the term of this Agreement, less returned premiums, and less premiums paid for reinsurance, recoveries under which inure to the benefit of this Agreement.

         C. "Loss occurrence" as used in this Agreement will mean all losses arising out of or following one event. As regards aggregate and/or stop loss original contracts assumed by the Retrocedent, the proportion of such loss or losses that forms part of the Retrocedent's ultimate net loss under this Agreement will be the proportion of the whole aggregate recovery that the original reinsured's individual catastrophe loss bears to its total losses used in arriving at aggregate excess recoveries.

         D. "Ultimate net loss" as used in this Agreement will mean the actual loss or losses sustained by the Retrocedent both as regards the original contracts and this Agreement, including 100% of any extra contractual obligations and/or excess limits liabilities incurred by any original reinsured and 80% of any extra contractual obligations and/or excess limits liabilities incurred by the Retrocedent, on its net retained liability after making deductions for all recoveries, salvages, and all reinsurance (other than underlying reinsurance) whether collectible or not. Ultimate net loss will cover loss expense incurred by the Retrocedent (both as regards the original contracts and this Agreement) and arising from the settlement of claims, including interest and court costs incurred in investigation, adjustment, and litigation and a pro rata share of salaries and expenses of the field adjusters of the original reinsured and the Retrocedent while adjusting such claims, and expenses of other employees of the original reinsured and the Retrocedent who have been temporarily diverted from their normal and customary duties as a result of such claims. However, both salaries of other employees and office expenses of the original reinsured and Retrocedent will be excluded. All salvages, recoveries, or reinsurance payments received subsequent to any



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                  loss settlement hereunder will be applied as if received prior to the settlement, and all necessary adjustments will be made by the parties hereto. Nothing in this definition, however, should be construed to mean that losses under this Agreement are not recoverable until the Retrocedent's ultimate net loss has been ascertained.

                                   ARTICLE VII

RETENTION AND LIMIT

         No claim will be made hereunder unless the Retrocedent has first sustained an ultimate net, loss in excess of $4,000,000 each and every loss occurrence. The Retrocessionaires will then be liable for the amount of ultimate net loss in excess of $4,000,000 each and every loss occurrence, but the limit of liability of the Retrocessionaires will not exceed $6,000,000 with respect to each and every loss occurrence.

                                  ARTICLE VIII

REINSTATEMENT

         In the event that all or any portion of the reinsurance under this Agreement is exhausted by loss, the amount so exhausted will be reinstated from the time of occurrence of such loss. The Retrocessionaires' liability will not exceed $6,000,000 in respect of each and every loss occurrence nor $12,000,000 during the 12-month term of this Agreement.

         For each amount so reinstated, the Retrocedent win pay an additional premium based upon the pro rata amount of the reinstatement only. The provisional reinstatement premium, based on the minimum and deposit premium and finally adjusted as set forth in


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the Rate and Premium Article, will be paid by the Retrocedent at the time of the reinstatement.

                                   ARTICLE IX

NET RETAINED LIABILITY

         In computing the amount or amounts in excess of which this Agreement attaches, only a loss or losses in respect to that portion of any reinsurance that the Retrocedent retains net for its own account will be included. The amount of the Retrocessionaires' liability hereunder with respect to any loss or losses will not be increased by the inability of the Retrocedent to collect from any other Retrocessionaires any amounts that may have become due from them, whether such inability arises from the insolvency of such Retrocessionaires or otherwise.

                                    ARTICLE X

RATE AND PREMIUM

         For the term of this Agreement, there will be a minimum and deposit premium hereon of $1,500,000, payable in equal semi-annual installments of $750,000 on January I and July 1. At Agreement expiration, the Retrocedent will adjust the minimum and deposit premium against a rate of 90% of the net written premium (excluding any reinstatement premium) for business classified by the Retrocedent as catastrophe business and 7.7% of the net written premium (excluding any reinstatement premium) for all other business covered hereunder.



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                                   ARTICLE XI

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

         This Agreement will extend to cover losses arising from claims related extra contractual obligations and/or excess limits liabilities whether incurred by the original reinsured or the Retrocedent in accordance with the percent factors as set forth in the ultimate net loss definition.

         "Extra contractual obligations" as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure to settle within the policy limit, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action.

         "Excess limits liabilities" as used in this Agreement will mean damages payable in excess of the original reinsured's policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. Excess limits liabilities will mean any amounts for which the original reinsured or the Retrocedent would have been contractually liable to pay had it not been for the limits of the original policy.

         There will be no recovery hereunder for an extra contractual obligation and/or excess limits liability loss that has been incurred due to fraud committed by a member of


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the board of directors or a corporate officer of an original reinsured or the
Retrocedent, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of an original reinsured or the Retrocedent.

         The date on which any extra contractual obligation and/or excess limits liability is incurred by an original reinsured or the Retrocedent will be deemed, in all circumstances, to be the date of the related occurrence under the original policy. Nothing in this Article will be construed to create a separate or distinct loss occurrence apart from the original covered loss occurrence that gave rise to the extra contractual obligations and/or excess limits liabilities discussed in the preceding paragraphs. In no event will the total limit of liability of the Retrocessionaires exceed their applicable limit of liability as set forth in the Retention and Limit Article.

                                  ARTICLE XII

REPORTS AND REMITTANCES

         Within 60 days of the close of each quarter, the Retrocedent will furnish the Retrocessionaires with a report of reinsurance premium due them for that annual period. Such report will show and properly segregate the Retrocedent's premium to which the reinsurance rate applies as well as contain such other information as may be required by the Retrocessionaires for completion of their NAIC annual statements. Within 60 days of Agreement expiration, the premium due the Retrocessionaires will be balanced against the


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minimum and deposit premium set forth in the Rate and Premium Article, and any balance shown to be due the Retrocessionaires will be remitted with said annual report. Any balance shown to be due the Retrocedent will be paid within 30 days following receipt of the annual report by the Retrocessionaires.

                                   ARTICLE XIII

RESERVES AND LETTERS OF CREDIT

         (This Article is only applicable to those Retrocessionaires who cannot qualify for credit by each state or governmental authority having jurisdiction over the Retrocedent's loss reserves.)

         As regards original contracts issued by the Retrocedent coming within the scope of this Agreement, the Retrocedent agrees that, when it files with the Insurance Department or sets up on its books reserves for known losses that have been reported to the Retrocessionaires (including loss and loss expense paid by the Retrocedent but not recovered from the Retrocessionaires and loss and loss expense reported and outstanding), which it is required by law to set up, it will forward to the Retrocessionaires a statement showing the proportion of such loss reserves applicable to them. The Retrocessionaires hereby agree that they will apply for and secure delivery to the Retrocedent of a clean, irrevocable, and unconditional Letter of Credit, dated on or before December 31 of the year in which the request is made, and issued by Citibank, N.A. (or another member of the Federal Reserve System) or any bank approved for use by the NAIC Securities Valuation Office, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Retrocedent's reserves in an amount equal to the Retrocessionaires'


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proportion of such reserves as shown in the statement prepared by the
Retrocedent. Under no circumstances will any amount relating to reserves in respect of Incurred But Not Reported losses be included in the amount of the Letter of Credit.

         The Letter of Credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 30 days prior to any expiration date the issuing bank notifies the Retrocedent by registered mail that it elects not to consider the Letter of Credit extended for any additional period. An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Retrocedent, will provide 60 days notice to the Retrocedent prior to any expiration in the event of nonextension.

         Notwithstanding any other provisions of this Agreement, the Retrocedent or its court-appointed successor in interest may draw upon such credit at any time without diminution because of the insolvency of the Retrocedent or of any Retrocessionaire for one or more of the following purposes only:

         A. To pay the Retrocessionaire's share or to reimburse the Retrocedent for the Retrocessionaire's share of any loss reinsured by this Agreement, which has not been otherwise paid.

         B. To make refund of any sum in excess of the actual amount required to pay the Retrocessionaire's share of any liability reinsured by this Agreement.

         C. In the event of nonextension of the Letter of Credit as provided for above, to establish deposit of the Retrocessionaire's share of reserves for losses under this Agreement. Such cash deposit will be held in an interest bearing account separate from the Retrocedent's other assets, and interest thereon will accrue to the benefit of the Retrocessionaires.

         The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Retrocedent or the disposition of funds withdrawn,


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except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Retrocedent.

         At annual intervals, or more frequently as agreed but never more frequently than semi-annually, the Retrocedent will prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Retrocessionaires' share of reserves for losses. If the statement shows that the Retrocessionaires' share of such reserves exceeds the balance of credit as of the statement date, the Retrocessionaires will, within 30 days after receipt of notice of such excess, secure delivery to the Retrocedent of an amendment of the Letter of Credit, increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Retrocessionaires' share of such reserves is less than the balance of credit as of the statement date, the Retrocedent will, within 30 days after receipt of written request from the Retrocessionaires, release such excess credit by agreeing to secure an amendment to the Letter of Credit, reducing the amount of credit available by the amount of such excess credit.

                                   ARTICLE XIV

LOSS NOTICES AND SETTLEMENTS

         The Retrocedent will advise the Retrocessionaires promptly of all losses that, in the opinion of the Retrocedent, appear to involve the Retrocessionaires under this Agreement and of all subsequent developments pertaining thereto that, in the opinion of the Retrocedent, may materially affect them as well. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Retrocessionaires



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under this Agreement, providing the Retrocedent informs the Retrocessionaires of such omission promptly upon discovery.

         The Retrocedent will have the right to settle all claims under this Agreement. The loss settlements of the original reinsured, provided they are within the terms of the original contracts, and the loss settlements of the Retrocedent, provided they are within the terms of this Agreement, will be unconditionally binding on the Retrocessionaires in proportion to their participation in this Agreement. Amounts due the Retrocedent hereunder in the settlement of loss and loss expense will be payable by the Retrocessionaires immediately upon being furnished by the Retrocedent with reasonable evidence of the amount paid or to be paid in excess of the Retrocedent's ultimate net loss retention as set forth in the Retention and Limit Article, by reason of any one loss occurrence.

                                   ARTICLE XV

OFFSET

         The Retrocedent and each Retrocessionaire hereunder will be entitled to deduct from amounts due the other party under this Agreement any amounts due itself from the other party under this Agreement.

                                   ARTICLE XVI

SALVAGE AND SUBROGATION

         The Retrocessionaires will be credited with their share of salvage and/or subrogation (i.e., reimbursement obtained or recovery made by the Retrocedent less


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expense incurred in obtaining such reimbursement or making such recovery)
pertaining to the claims and settlements involving reinsurance hereunder.

         Salvage and/or subrogation will always be used to reimburse the excess Retrocessionaires (and the Retrocedent if it carries a portion of the excess coverage net) in the reverse order of their participation in said loss before being used in any way to reimburse the Retrocedent for the loss within its primary retention. If salvage and/or subrogation is insufficient to cover the expense incurred in its recovery, the net expense (after deduction of the amount recovered, if any) will be added to ultimate net loss as will loss expense incurred by the Retrocedent prior to any reimbursement for salvage and/or subrogation.

                                  ARTICLE XVII

WARRANTY

         It is hereby warranted that no claim will be paid hereunder unless two or more original risks are involved in the same loss occurrence. It is further warranted that the Retrocedent will retain 5% net and unreinsured.

                                  ARTICLE XVIII

DELAYS, ERRORS, OR OMISSIONS

         Inadvertent delays, errors, or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would have attached had such delay, error, or omission not occurred, provided always that such error


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or omission is rectified immediately upon discovery. The liability of the
Retrocessionaires under this Agreement will in no event exceed the limits specified in the Retention and Limit Article, nor will the Retrocessionaires' liability be extended to cover any risks, perils, or classes of insurance excluded herein except as set forth in the Exclusions Article.

                                  ARTICLE XIX

AMENDMENTS

         This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the Retrocedent and the Retrocessionaires by addenda hereto, which will then constitute a part of this Agreement.

                                   ARTICLE XX

ACCESS TO RECORDS

         Provided that the Retrocedent has been given reasonable notice, the Retrocessionaires will have the right to inspect at any reasonable time, through their designated representatives, all records of the Retrocedent that pertain in any way to this Agreement.

                                   ARTICLE XXI

INSOLVENCY

         In the event of the Retrocedent's insolvency, the reinsurance under this Agreement will be payable by the Retrocessionaires directly to the Retrocedent, its liquidator,


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receiver, conservator, or statutory successor, on the basis of the Retrocedent's liability under the original contracts without diminution because of the Retrocedent's insolvency or because the liquidator, receiver, conservator, or statutory successor of the Retrocedent has failed to pay all or a portion of any claims, subject however, to the right of the Retrocessionaires to offset from such funds due hereunder, any sums that may be payable to it by said insolvent Retrocedent in accordance with the Offset Article.

         As a condition precedent to the Retrocessionaires' foregoing obligation, however, the liquidator, receiver, conservator, or statutory successor of the Retrocedent will give written notice of the pendency of a claim against the insolvent Retrocedent on the original contract or contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Retrocessionaires may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense that they may deem available to the Retrocedent, its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Retrocessionaires will be chargeable against the Retrocedent, subject to court approval, as part of the expense of conservation or liquidation to the extent that such proportionate share of the benefit will accrue to the Retrocedent solely as a result of the defense undertaken by the Retrocessionaires. Where two or more Retrocessionaires are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Retrocedent.




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                                  ARTICLE XXII

ARBITRATION

         In the event of any arbitration between the Retrocedent and its original reinsureds under the terms of any original contract, the Retrocessionaires agree unreservedly to abide by the result of such arbitration.

         If any dispute will arise between the parties to this Agreement with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, will be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within thirty days of their appointment, the third arbitrator will be selected from a panel of three names to be supplied by the Insurance Arbitration Forums. If the two arbitrators cannot mutually agree on the arbitrator to be chosen from this panel, each party to the arbitration will have the right to reject one member of the panel. This rejection process will be sequential, with the right of first rejection to be decided by a toss of a coin. All arbitrators will be active or retired disinterested officers of insurance or reinsurance companies not under the control of either party to this Agreement.

         The arbitrators will interpret this Agreement as an honorable engagement and not as merely a legal obligation. The arbitrators will adopt their own rules and procedures.


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They will make their award with a view of effecting the general purpose of this
Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language. Each party will submit its case to its arbitrator within thirty days of the appointment of the third arbitrator.

         The decision in writing of any two arbitrators, when filed with the parties hereto, will be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party will bear the expense of its own arbitrator and will jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration will take place in the City in which the Retrocedent's Head Office is located unless some other place is mutually agreed upon by the parties to this Agreement.

                                  ARTICLE XXIII

TAXES

         The Retrocedent will pay all taxes (except Federal Excise Tax) on premiums reported to the Retrocessionaires on this Agreement.

                                  ARTICLE XXIV
FEDERAL EXCISE TAX

         (This Article applies to Retrocessionaires domiciled outside the United States of America, excepting Lloyd's London Underwriters and other Retrocessionaires exempt from Federal Excise Tax.)

         The Retrocessionaires will allow for the purpose of paying Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Service Code) to the extent such premium is subject to such tax. In the event of any return of premium, the Retrocessionaires will deduct the aforesaid percentage from the return premium payable hereon and the Retrocedent or its agent will recover such tax from the United States Government.

                                   ARTICLE XXV

CURRENCY

         The use of the sign "$" in this Agreement is in reference to United States of America Dollars. Therefore, premiums due the Retrocessionaires and loss payments due the Retrocedent hereunder will be in United States of America Dollars.

                                  ARTICLE XXVI

SERVICE OF SUIT

         (This Article applies to those Retrocessionaires domiciled outside the United States of America as well as those Retrocessionaires unauthorized in the Retrocedent's state of domicile. This Article is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Arbitration Article.)

         In the event of the failure of any Retrocessionaire hereon to pay any amount claimed to be due hereunder, the Retrocessionaire, at the request of the Retrocedent, will submit to the jurisdiction of A Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Retrocessionaire's right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. In any suit instituted against it upon this Agreement, the Retrocessionaire will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

         The above named are authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit and/or upon the request of the Retrocedent to give a written undertaking to the Retrocedent that they will enter a general appearance upon the Retrocessionaire's behalf in the event such a suit is instituted.

         Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Retrocessionaire hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Retrocedent or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

                                  ARTICLE XXVII

INTERMEDIARY

         Aon Re Inc. is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss expenses, salvages, and loss settlements) relating thereto will be transmitted to the Retrocedent or the Retrocessionaires through Aon Re Inc., 123
N. Wacker Drive, Chicago, Illinois 60606. Payments by the Retrocedent to the Intermediary will be deemed payment to the Retrocessionaires. Payments by the Retrocessionaires to the Intermediary will be deemed payment to the Retrocedent only to the extent that such payments are actually received by the Retrocedent.

U.S.A.

       NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE

        1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

        2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

          I. Nuclear reactor power plants including all auxiliary property on the site, or
         II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or
        III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or
         IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

        3.   Without in any way restricting the operations of paragraphs (1) and
(2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate


             (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or
             (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

        4.   Without in any way restricting the operations of paragraphs (1),
(2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

        5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

        6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

        7.   Reassured to be sole judge of what constitutes:

             (a)   substantial quantities, and
             (b)   the extent of installation, plant or site.

Note. - Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

             (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.
             (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

    NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - CANADA

        1. This Agreement does not cover any loss or liability accruing to the Reinsured directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

        2. Without in any way restricting the operation of paragraph 1 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

             (a) Nuclear reactor power plants including all auxiliary property on the site, or

             (b) Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

             (c) Installations for fabricating complete fuel elements or for processing substantial quantities of prescribed substances, and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

             (d) Installations other than those listed in (c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

        3. Without in any way restricting the operations of paragraphs 1 and 2 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3 shall not operate:

             (a) where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

             (b) where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.

        4. Without in any way restricting the operation of paragraphs 1, 2 and 3 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

        5. This clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

        6. The term "prescribed substances" shall have the meaning given to it by the Atomic Energy Control Act or by any law amendatory thereof.

        7.   Reinsured to be sole judge of what constitutes:

             (a)   substantial quantities, and

             (b)   the extent of installation, plant or site.

        8. Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer caused:

             (a) by any nuclear incident as defined in the Nuclear Liability Act or any other nuclear liability act, law or statute, or any law amendatory thereof or nuclear explosion, except for ensuing loss or damage which results directly from fire, lightning or explosion of natural, coal or manufactured gas;

             (b)   by contamination by radioactive material.

        NOTE: Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, paragraph 8 of this clause shall only apply to all original contracts of the Reinsured whether new, renewal or replacement which become effective on or after December 31, 1992.

NUCLEAR ENERGY RISKS EXCLUSION CLAUSE REINSURANCE (1994)
WORLDWIDE EXCLUDING U.S.A. & CANADA)

This agreement shall exclude Nuclear Energy Risks whether such risks are written directly and or by way of reinsurance and/or via Pools and/or Associations.

For all purposes of this agreement Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances ??????? Workers' Compensation and Employers' Liability in respect of:

        (I)  All Property on the site of a nuclear power station.
             Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

       (II) All Property on any site (including but not limited to the sites referred to in (1) above) used or having been used for:

             (a)  The generation of nuclear energy; or

             (b)  The Production, Use or Storage or Nuclear Material.

      (III) Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

       (IV)  The supply of goods and services to any of the sites, described in
             (I) to (III) above, unless such insurances or reinsurances shall exclude the perils or irradiation and contamination by Nuclear Material.

Except as undernoted, Nuclear Energy Risks shall not include:-

        (i) Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors, plant and equipment):

       (ii) Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (i) above;

Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.

However, the above exemption shall not extend to:-

        (1) The provision of any insurance or reinsurance whatsoever in respect of:-

             (a)  Nuclear Material:

             (b) Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or - for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

        (2) The provision of any insurance or reinsurance for the undernoted perils: -

              --  Fire, lightning, explosion;

              --  Earthquake;

              -- Aircraft and other aerial devices or articles dropped
                 therefrom;

              -- Irradiation and radioactive contamination;

              -- Any other peril insured by the relevant local Nuclear
                 Insurance Pool and/or Association.

             In respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

Definitions

        "NUCLEAR MATERIAL" means:-

            (i) Nuclear fuels other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fusion outside a NUCLEAR REACTOR either alone or in combination with some other material, and

           (ii)  Radioactive Products or Waste

        "RADIOACTIVE PRODUCTS OR WASTE" means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilisation of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

        "NUCLEAR INSTALLATION" means:

            (i)  Any NUCLEAR REACTOR:

           (ii) Any factory using nuclear fuel for the production of NUCLEAR MATERIAL, or any factory for the processing of NUCLEAR MATERIAL, including any factory for the reprocessing of irradiated nuclear fuel; and

          (iii) Any facility where NUCLEAR MATERIAL is stored, other than storage incidental to the carriage of such material.

        "NUCLEAR REACTOR" means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

        "PRODUCTION, USE OR STORAGE OF NUCLEAR MATERIAL" means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

        "PROPERTY" shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

        "HIGH RADIOACTIVITY ZONE OR AREA" means:-

            (i) For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

           (ii) For a non-reactor Nuclear Installation, any area where the level of radioactivity requires the provision of a biological shield.

                      NUCLEAR INCIDENT EXCLUSION CLAUSE -
                         PHYSICAL DAMAGE AND LIABILITY
             (BOILER AND MACHINERY POLICIES) - REINSURANCE - U.S.A



        (1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct reinsurer of any such member, subscriber or association.

        (2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all original Boiler and Machinery Insurance or Reinsurance contracts of the Reassured shall be deemed to include the following provisions of this paragraph;

        This Policy does not apply to "loss," whether it be direct or indirect, proximate or remote

                (a) from an Accident caused directly or indirectly by nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled; or

                (b) from nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Accident.

        (3) However, it is agreed that loss arising out of the use of Radioactive Isotopes in any form is not hereby excluded from reinsurance protection.

        (4) Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

                (a) all policies issued by the Reassured effective on or before 30th April, 1958, shall be free from the application of the other provisions of this Clause until expiry date or 30th April, 1961, whichever first occurs, whereupon all the provisions of this Clause shall apply,

                (b) with respect to any risk located in Canada policies issued by the Reassured effective on or before 30th June, 1958, shall be free from the application of the other provisions of this Clause until expiry date of 30th June, 1961, whichever first occurs, whereupon all the provisions of this Clause shall apply.

                      NUCLEAR INCIDENT EXCLUSION CLAUSE -
                         PHYSICAL DAMAGE AND LIABILITY
             (BOILER AND MACHINERY POLICIES) - REINSURANCE - U.S.A



        (1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

        (2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all original Boiler and Machinery Insurance or Reinsurance contracts of the Reassured shall be deemed to include the following provisions of this paragraph;

        This Policy does not apply to "loss," whether it be direct or indirect, proximate or remote

                (a) from an Accident caused directly or indirectly by nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled; or

                (b) from nuclear reaction, nuclear radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Accident.

        (3) However, it is agreed that loss arising out of the use of Radioactive Isotopes in any form is not hereby excluded from reinsurance protection.

        (4) Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that all policies issued by the Reassured effective on or before 31st December, 1958, shall be free from the application of the other provisions of this Clause until expiry date or 31st December, 1961, whichever first occurs, whereupon all the provisions of this Clause shall apply.

                      INSOLVENCY FUNDS EXCLUSIONS CLAUSE


This Agreement excludes all liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.